________________________________________________________________________________

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [ ] Confidential, For Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))

     [x] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            BHA GROUP HOLDINGS, INC.
      --------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
      --------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

        (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

        (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:

--------------------------------------------------------------------------------

        (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

        (3) Filing Party:

--------------------------------------------------------------------------------

        (4) Date Filed:

--------------------------------------------------------------------------------

________________________________________________________________________________

                            BHA GROUP HOLDINGS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TUESDAY, FEBRUARY 24, 1998

To the Stockholders of
BHA GROUP HOLDINGS, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BHA Group Holdings, Inc. (the 'Company') will be held at the office of the Company, Second
(2nd) Floor, BHA Group Holdings, Inc. Corporate Headquarters, 8800 East 63rd Street, Kansas City, Missouri 64133, on Tuesday, February 24, 1998, at 10:30 a.m., Kansas City time, for the following purposes:

          1. To elect directors for the ensuing year;

          2. To approve an amended and restated stock incentive plan for the Company;

          3. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1998; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on January 2, 1998 has been designated as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournments thereof.

     MANAGEMENT REQUESTS ALL STOCKHOLDERS TO SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE POSTAGE PAID, SELF-ADDRESSED ENVELOPE PROVIDED FOR YOUR CONVENIENCE. PLEASE DO THIS WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS. SHOULD YOU ATTEND, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors

                                          JAMES C. SHAY
                                          Secretary

Kansas City, Missouri
January 15, 1998

                            BHA GROUP HOLDINGS, INC.

                       ----------------------------------
                                PROXY STATEMENT
                       ----------------------------------

                             DATED JANUARY 15, 1998
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD TUESDAY, FEBRUARY 24, 1998

     This Proxy Statement is furnished by the Board of Directors (the 'Board') of BHA Group Holdings, Inc. (the 'Company') in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company which will be held at the principal executive offices of the Company, Second
(2nd) Floor, BHA Group Holdings, Inc. Corporate Headquarters, 8800 East 63rd Street, Kansas City, Missouri 64133, on Tuesday, February 24, 1998 at 10:30 a.m., Kansas City time, and all adjournments thereof (the 'Annual Meeting'). The close of business on January 2, 1998 has been designated as the record date (the 'Record Date') for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised, either by delivering a signed revocation to the Secretary of the Company at any time prior to the Annual Meeting, or, at the Annual Meeting, by delivering a signed revocation to the Chairman of the meeting at any time prior to the commencement of the voting thereon. A duly executed proxy conferring different authority than an earlier proxy of the same stockholder will constitute a revocation of such earlier proxy.

     UNLESS OTHERWISE SPECIFIED IN THE PROXY (AND EXCEPT FOR 'BROKER NON-VOTES' DESCRIBED BELOW), STOCK REPRESENTED BY PROXIES WILL BE VOTED (i) FOR THE ELECTION OF MANAGEMENT'S NOMINEES FOR DIRECTORS; (ii) FOR THE PROPOSED AMENDED AND RESTATED STOCK INCENTIVE PLAN; (iii) FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998 ('FISCAL 1998'); AND (iv) IN THE DISCRETION OF THE PROXYHOLDERS WITH RESPECT TO SUCH MATTERS AS MAY COME BEFORE THE ANNUAL MEETING.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by some of the regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense incurred in sending proxy materials to their principals and obtaining their proxies. On or about January 15, 1998, this Proxy Statement and the accompanying form of proxy are to be mailed to each stockholder of record as of the Record Date.

     As of December 31, 1997, the Company had outstanding 6,517,200 shares of the Company's $.01 par value common stock (the 'Common Stock'), the Company's only class of voting securities outstanding. Each share of Common Stock outstanding entitles the holder thereof to one vote. The majority of all the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting. Shares of Common Stock represented by proxies that reflect abstentions and 'broker non-votes' (i.e. Common Stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as a vote represented and voted at the Annual Meeting for purposes of determining the number of votes required to approve a proposal. Shares of Common Stock represented by proxies that withhold authority to vote for a nominee for election as a director and broker non-votes will not be counted as a vote represented and voted at the Annual Meeting for purposes of determining the number of votes required to elect such nominee.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

NOMINEES FOR ELECTION OF DIRECTORS

     Eight directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified. In voting for directors, for each share of Common Stock held of record, such stockholder is entitled to cast one vote either in favor of or against each candidate, or to abstain from voting on any or all candidates. IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL OF THE NOMINEES NAMED BELOW AS DIRECTORS, ALL OF WHOM ARE NOW DIRECTORS OF THE COMPANY, UNLESS OTHERWISE SPECIFIED IN SUCH PROXY. If any of the nominees should become unavailable for election, the shares represented by such proxies will be voted for such substitute nominees as may be nominated by the Board. The election of directors requires the affirmative vote of the holders of a plurality of the shares present or represented and entitled to vote at the Annual Meeting.

     The following information is given with respect to the nominees:

                                                                                                DIRECTOR
             NAME                                   PRINCIPAL OCCUPATION                         SINCE
------------------------------  -------------------------------------------------------------   --------

Lamson Rheinfrank, Jr. .......  Chairman of the Board of the Company(1)                           1986
Michael T. Zak................  Vice Chairman of the Board of the Company(2)                      1986
James E. Lund.................  Chief Executive Officer and President of the Company(3)           1986
James J. Thome................  Chief Operating Officer and Executive Vice President of the       1990
                                Company(4)
Don H. Alexander..............  President and Chief Executive Officer of Alexander &              1986
                                Associates, Inc.(5)
Robert D. Freeland............  Chairman of the Board of Havens Steel Company(6)                  1988
Thomas A. McDonnell...........  President and Chief Executive Officer of DST Systems, Inc.(7)     1993
Richard C. Green..............  Chairman and Chief Executive Officer of UtiliCorp United,         1995
                                Inc.(8)

------------

(1) Mr. Rheinfrank, age 57, has been Chairman of the Board of the Company since its inception in July 1986. He was the Chief Executive Officer and Chairman of the Board of Directors of Standard Havens, Inc. ('Standard Havens') from 1967 until May 1989 when Standard Havens, which had been an affiliate of the Company, was acquired by a subsidiary of Raytheon Company. Mr. Rheinfrank also serves as the non-executive Chairman of the Board of Celotex Corporation, a Director of Commerce Bank of Kansas City and an advisory director of Havens Steel Company and U.S. Engineering Co.

(2) Mr. Zak, age 47, has been a Director of the Company since its inception in July 1986. He has been Vice Chairman of the Company since April 1993 and served as President and Chief Executive Officer from July 1986 to March 1993. From 1980 to July 1986, he was employed by Standard Havens in various capacities, first as Controller of the Baghouse Accessories Division and then as Vice President and Treasurer.

(3) Mr. Lund, age 48, has been a Director of the Company since its inception in July 1986. He has been President and Chief Executive Officer of the Company since April 1993 and prior thereto, served as Executive Vice President. Mr. Lund joined Standard Havens in 1979 as Marketing Manager of the Baghouse Accessories Division, and served as Manager of Sales and Marketing from 1980 to 1985, at which time he assumed the position of Vice President and General Manager of the Baghouse Accessories Division of Standard Havens.

(4) Mr. Thome, age 42, has been Chief Operating Officer of the Company since May 1997 and Executive Vice President of the Company since April 1993. He has been a Director of the Company

                                              (footnotes continued on next page)

(footnotes continued from previous page) since February 1990. He joined the Company in 1986 as National Sales Manager and became Vice President of the Company in November 1988. Prior to his employment with the Company, Mr. Thome served in various positions with Standard Havens from 1979 to 1986.

(5) Mr. Alexander, age 59, has been a Director of the Company since its inception in July 1986. Mr. Alexander is President and Chief Executive Officer of Alexander & Associates, Inc., a private investment group; Chairman of EMCO Specialty Products, Inc, a manufacturing company of hats and coat racks; Chairman of Huebert Fiberboard Company of Booneville, MO, a manufacturing company of fiberboard; Chairman of Ventaire Corporation, a Tulsa-based metal fabrication company; and a Director of Bank of Blue Valley, a commercial banking company in Overland Park, Kansas. Prior to 1988 he was President of Perkins Industries, Inc. of Lenexa, Kansas, a manufacturer of adhesives and resins.

(6) Mr. Freeland, age 60, has been a Director of the Company since November 1988. He is Chairman of the Board of Havens Steel Company of Kansas City, Missouri, a structural steel fabricator and erector. From 1983 to 1993, he was President and Chief Executive Officer and a Director of Havens Steel Company. Mr. Freeland is a past President and Board Member of the Central Fabricators Association of Chicago, Illinois, and is the current Chairman of the Board of Directors of the American Institute of Steel Construction of Chicago, Illinois.

(7) Mr. McDonnell, age 52, has been a Director of the Company since December 1993. Mr. McDonnell is the President and Chief Executive Officer and a Director of DST Systems, Inc. ('DST'), a company providing information processing and computer software services primarily to mutual funds and financial service organizations. He has been employed by DST in various capacities since 1973. He is a Director of Informix Software, Inc., Cerner Corporation, Computer Sciences Corporation, Janus Capital Corporation and Euronet Services, Inc.

(8) Mr. Green, age 43, has been a Director of the Company since November 1995. Mr. Green is Chairman of the Board of Directors and Chief Executive Officer of UtiliCorp United, Inc. ('UtiliCorp United'), a global energy company. His association with UtiliCorp United began in 1976 with assignments in a variety of operating and staff positions involving plant supervision, legal, finance and treasury functions. He was appointed Chief Executive Officer of UtiliCorp United in 1985 and Chairman of the Board of Directors of UtiliCorp United in 1989. He is a Trustee of the Urban Institute in Washington, DC; a member of the boards of directors of the Midwest Research Institute; and Chairman of the Greater Kansas City Community Foundation and affiliated trusts.

COMMITTEES AND MEETINGS OF THE BOARD

     During the Company's fiscal year ended September 30, 1997 ('Fiscal 1997'), the Board held four regular meetings. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee.

     The Audit Committee consists of Messrs. Alexander, Freeland, McDonnell and Green. During Fiscal 1997, the Audit Committee met two times. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, the Company's internal audit function, and the performance of the Company's independent public accountants.

     During Fiscal 1997, the Compensation Committee, comprised of Messrs. Alexander, Freeland, McDonnell and Green, met once. The Compensation Committee is responsible for the review and approval of the annual corporate compensation guidelines, management bonuses, executive officer compensation, and the potential levels of contribution to or awards under the Company's Employee Stock Option Plan ('ESOP'), 401(k) plan and Incentive Stock Option Plan (the 'Plan') for the ensuing year.

     During Fiscal 1997, all of the directors attended at least 75% of the meetings of the Board and committees of which they are members.

DIRECTORS' COMPENSATION

     Currently, each director who is not employed by the Company receives an annual retainer of $5,000 plus $750 for each meeting of the Board or any committee he attends, which, upon election, can be paid in the form of Common Stock. All eligible directors elected to receive Common Stock for all compensation earned in Fiscal 1997. Effective February 1998, the annual retainer and meeting fees will be increased to $14,000 and $1,000, respectively. If the amendments to the Company's Incentive Stock Plan are approved, the Board of Directors intends to grant additional stock options to its directors who are not employees of the Company. These adjustments are being made to ensure that the Company maintains its directors' compensation at competitive levels.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the Company's knowledge, all officers, directors and beneficial owners of more than 10% of Common Stock of the Company filed timely reports under
Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') during Fiscal 1997.

                               EXECUTIVE OFFICERS

     The only executive officers of the Company other than Messrs. Rheinfrank, Zak, Lund and Thome, who are listed above as nominees for director, are H. Torsten Andersch and James C. Shay.

     Mr. Andersch, age 40, is a Vice President having joined the Company's wholly-owned subsidiary, BHA Group GmbH as Sales Manager in September 1990. He became Assistant General Manager in December 1990 and was promoted to General Manager of BHA Group GmbH in September 1992. Prior to September 1990, he was employed as Sales Manager at Eastman Christensen GmbH.

     Mr. Shay, age 34, has been Treasurer and Chief Financial Officer since March 1994. He assumed the responsibilities of Secretary in May 1997. He joined the Company as Controller in June 1992. From 1986 to 1992, he was employed at KPMG Peat Marwick LLP as an Audit Manager and in various other positions.

                             EXECUTIVE COMPENSATION

I. SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                                                                   AWARDS                PAYOUTS
                                                                                         SECURITIES
                                                              OTHER                        UNDER-
                                                             ANNUAL      RESTRICTED        LYING                       ALL OTHER
                                                             COMPEN-        STOCK         OPTIONS/         LTIP         COMPEN-
 NAME AND PRINCIPAL      FISCAL     SALARY      BONUS(1)     SATION      AWARD(S)(4)        SARS        PAYOUTS(5)      SATION
      POSITION            YEAR        ($)         ($)          ($)           ($)            (#)            ($)            ($)
         (a)              (b)         (c)         (d)          (e)           (f)            (g)            (h)            (i)

James E. Lund             1997      221,800      84,500          -- (3)     --             --             71,000         14,120(6)
Chief Executive           1996      195,000      83,750          -- (3)     --             --             66,000         13,800(7)
Officer and President     1995      188,400      86,000      65,889 (2)    131,779         --             40,000         13,600(8)
Lamson Rheinfrank,        1997      178,500      42,250          -- (3)     --             --             35,500         12,540(6)
Jr.                       1996      172,500      41,875          -- (3)     --             --             33,000         12,220(7)
Chairman                  1995      166,600      43,000      10,494 (2)     20,988         --             20,000         12,020(8)
Michael T. Zak            1997      201,800      84,500          -- (3)     --             --             71,000         11,272(6)
Vice Chairman             1996      195,000      83,750          -- (3)     --             --             66,000         10,774(7)
                          1995      188,400      86,000      31,855 (2)     63,710         --             40,000         10,114(8)
James J. Thome            1997      210,150      78,163          -- (3)     --             --             65,675          9,493(6)
Executive Vice            1996      172,500      71,188          -- (3)     --             --             56,100          9,173(7)
President and Chief       1995      166,600      73,100      50,002 (2)    100,004         --             34,000          8,973(8)
Operating Officer
James C. Shay             1997       97,500      33,800          -- (3)     --             --             24,850          8,840(6)
Chief Financial           1996       82,500      26,200          -- (3)     --             --             16,500          7,083(7)
Officer, Treasurer        1995       79,700      25,800       3,847 (2)      7,694         --             10,000          6,969(8)
and Secretary

(1) Bonus payments were based on the Company's financial performance for each fiscal year (see 'Compensation Committee Report on Executive
    Compensation -- Annual Cash Incentives').

(2) Represents tax gross-up payments of amounts reimbursed during the year ended September 30, 1995 ('Fiscal 1995') for the payment of taxes.

(3) No amounts for executive earnings and other personal benefits are shown because the aggregate dollar amount per executive is less than either $50,000 or 10% of annual salary and bonus.

(4) The total number of shares and their Fair Market Value ('FMV'), calculated by multiplying the closing market price of unrestricted Common Stock on a specific date by the number of shares of restricted stock. The related vesting time table is represented in the following table:

                                Number
                                  of
                                Shares
                                  on
                                Award
                                 Date                                       Vested Stock Awards -- Time Table
                               and held     FMV ($)                   ---------------------------------------------
                                as of          on        FMV ($)      Oct.      Oct.      Oct.      Oct.      Oct.
                                Sept.        Award      on Sept.       18,       18,       18,       18,       18,
Name of Participant            30, 1997       Date      30, 1997      1995      1996      1997      1998      1999
-------------------------------------------------------------------------------------------------------------------

James E. Lund                   11,459      $131,779    $ 239,154     2,292     2,292     2,291     2,292     2,292
Lamson Rheinfrank, Jr.           1,825       $20,988    $  38,071       365       365       365       365       365
Michael T. Zak                   5,540       $63,710    $ 115,627     1,108     1,108     1,108     1,108     1,108
James J. Thome                   8,696      $100,004    $ 181,487     1,739     1,739     1,740     1,739     1,739
James C. Shay                      669       $ 7,694    $  13,938       134       134       133       134       134

    As holders of restricted stock, the executives have, with respect to the restricted stock, all of the rights of a stockholder of the Company, including the right to vote the restricted stock and receive dividends and distributions thereon.

(5) Represents payments of bonus awards made pursuant to the Company's Incentive Compensation Plan (see 'Compensation Committee Report on Executive Compensation -- Stock Compensation -- Incentive Compensation Plan').

(6) Amounts of All Other Compensation for Fiscal 1997 include the following:

     (i) Contributions by the Company under the ESOP: each executive $7,820;

     (ii) Contributions by the Company under the 401(k) plan: each executive $600; and,

    (iii) Premiums on life insurance for executives paid by the Company: Mr. Lund, $5,700; Mr. Rheinfrank, $4,120; Mr. Zak, $2,852; Mr. Thome, $1,073; Mr. Shay, $420.

(7) Amounts of All Other Compensation for Fiscal 1996 include the following:

     (i) Contributions by the Company under the ESOP: Mr. Lund, $7,500; Mr. Rheinfrank, $7,500; Mr. Zak, $7,500; Mr. Thorne, $7,500; Mr. Shay, $6,063.

    (ii) Contributions by the Company under the 401(k) plan: each executive, $600; and,

    (iii) Premiums on life insurance for executives paid by the Company: Mr. Lund, $5,700; Mr. Rheinfrank, $4,120; Mr. Zak, $2,674; Mr. Thome, $1,073; Mr. Shay, $420.

(8) Amounts of All Other Compensation for Fiscal 1995 include the following:

     (i) Contributions by the Company under the ESOP: Mr. Lund, $7,500; Mr. Rheinfrank, $7,500; Mr. Zak, $7,500; Mr. Thorne, $7,500; Mr. Shay, $6,149.

    (ii) Contributions by the Company under the 401(k) plan: each executive $400; and,

    (iii) Premiums on life insurance for executives paid by the Company: Mr. Lund, $5,700; Mr. Rheinfrank, $4,120; Mr. Zak, $2,214; Mr. Thome, $1,073; Mr. Shay, $420.

II. OPTION/SAR GRANTS TABLE

     No individual grants of stock options or freestanding SARs were made during Fiscal 1997 to any of the named executive officers.

III. AGGREGATED OPTION EXERCISES IN FISCAL 1997
AND FISCAL YEAR-END ('FY-END') OPTION VALUES




                                SHARES
                               ACQUIRED       VALUE                NUMBER OF SECURITIES UNDERLYING
                              ON EXERCISE    REALIZED               UNEXERCISED OPTIONS AT FY-END
           NAME                   (#)          ($)                              (#)(1)
            (a)                   (b)          (c)                               (d)
                                                                   Exercisable              Unexercisable(2)
                                                         -------------------------------    -----------------

James E. Lund                   --             --                    164,258                      24,502

Lamson Rheinfrank, Jr.          --             --                     36,300                     --

Michael T. Zak                  --             --                     90,750                     --

James J. Thome                  --             --                    134,310                      21,175

James C. Shay                   --             --                     23,595                      13,915


                                   VALUE OF UNEXERCISED IN-THE
                                    MONEY OPTIONS AT FY-END(3)
           NAME                                ($)
            (a)                                (e)
                               Exercisable           Unexercisable(2)
                              -------------          ----------------
James E. Lund                   1,369,055                 230,324
Lamson Rheinfrank, Jr.            285,227                 --
Michael T. Zak                    678,084                 --
James J. Thome                  1,114,755                 199,045
James C. Shay                     162,303                 100,121

------------

(1) The Company announced a 10% stock dividend in June 1997. As provided for in the Plan, the Compensation Committee approved an appropriate adjustment to the aggregate number of shares available under the Plan and to the number of shares and the exercise price relating to outstanding options. The Compensation Committee also reduced the minimum fair market value requirement associated with the exercisability of certain options from $18.18 to $16.53. The above reflects these adjustments.

(2) Includes options that have not met vesting requirements.

(3) The closing price of the Common Stock at the end of Fiscal 1997 was $17.25.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During Fiscal 1997, the Compensation Committee was comprised of Messrs. Alexander, Freeland, McDonnell and Green. No such member of the Compensation Committee was at any time an officer or employee of the Company or any of its subsidiaries.

EXECUTIVE EMPLOYMENT CONTRACTS

     The Company has employment agreements with each of the executive officers listed in the Summary Compensation Table (each, an 'Agreement' and collectively, the 'Agreements'). The initial terms of the Agreements expired on September 30, 1997 at which point they became subject to one year automatic extensions on each October 1, unless either party gives notice within 30 days of such October 1 of his or its election to have such automatic extensions cease. All of the Agreements have been automatically extended.

     Each Agreement prohibits the executive from competing with the Company for the three year period after the termination of such employment with the Company. Each Agreement further provides that if the Company terminates the Agreement without cause, the executive covered by such Agreement is entitled to the base salary he would have received through the then current expiration of such Agreement and the pro rata portion of the annual bonus that would have been earned in the year of termination. Finally, each Agreement provides for such continuing payments in the event that the executive terminates his Agreement for good reason, or in certain instances, for any reason. Compensation paid to the five most highly compensated executive officers pursuant to the Agreements is included for each executive in the Summary Compensation Table.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Board believes that increasing the value of the Company to its stockholders is the Board's most important objective and should be the key measure of management performance. The Board also believes that executive compensation should be objectively determined. For this reason, the Compensation Committee, which is made up of directors who are not employees of the Company, is responsible for determining the compensation packages of the Company's executives. The Compensation Committee also approves the potential levels of contribution to the Company's ESOP and 401(k) plans for the ensuing year.

     The Compensation Committee's role in determining the compensation of the executives of the Company is to assure that the Company's compensation strategy is aligned with the Board's overall objective and that executive compensation is structured to provide fair, reasonable and competitive base salary levels and the opportunity for the executives to earn incentive compensation reflecting both the Company's and the individual's performance.

     The Compensation Committee has implemented an executive compensation program designed to accomplish the Board's objective. The program is based upon the principles that: executive performance should be judged and compensated primarily on the basis of the Company's earnings and the strength of the Company's financial position; long-term changes in stockholder value are the most appropriate measure of the Company's financial performance; and the most effective approach to promoting the financial success of the Company is to align the stockholders' and the executives' interests.

     The Compensation Committee concluded that this alignment is best accomplished through a compensation strategy emphasizing long-term stock ownership. As a result, the executive compensation program was implemented to increase the proportion of long-term compensation tied to increases in the Company's earnings, financial position and appreciation in stockholder value. The annual cash compensation for executive officers is primarily in the form of base salary, which is being maintained at levels consistent with competitive market compensation practices, and annual cash incentives based on quantitative objectives tied to the Company's financial performance. Annual cash compensation is supplemented with long-term incentive compensation, primarily in the form of restricted stock and stock options, intended to link executive compensation to changes in stockholders' value.

     In order to help ensure that the strategy emphasizing long-term stock ownership is implemented, the Compensation Committee has expressed its intent that future awards of stock incentives to the executives are dependent upon such executives retaining ownership of a substantial portion of the shares of the Company's Common Stock acquired through the stock incentive awards. The Compensation Committee has advised the executive officers that they should retain a majority (less shares forfeited or used to pay the option exercise price or taxes) of all restricted stock and stock acquired through the exercise of options previously awarded. Since 1994, the executives of the Company have exercised certain stock options and have retained the maximum number of shares possible after using a portion of the shares to pay the option exercise price and income taxes.

     The Compensation Committee believes that while the Company should provide an opportunity for its executives to acquire significant equity in the Company, realization of the benefits of this opportunity should generally occur only after the stockholders have benefited from an increase in the value of their investment. For this reason, in Fiscal 1994 the Compensation Committee adopted the policy that recipients of stock options awarded after February 1994 would be generally permitted to exercise the options, regardless of exercise price, only if the per share fair market value of the Common Stock was equal to at least $20.00. The original $20.00 has since been adjusted to $16.53 to give effect to the 10% stock dividends on the Company's stock which were distributed in fiscal 1997 and 1996. Since the Compensation Committee adopted its policy in 1994, 312,000 options have been granted at a weighted average exercise price of $10.59 per share. At September 30, 1997, these option grants had met the $16.53 per share requirement as the per share closing price of the Company's stock was $17.25.

     The Compensation Committee believes that the policy adopted in 1994 has met its objective, which is reflected in the appreciation in the per share stock price of the Company's Common Stock. On future option grants to executives, the Compensation Committee intends to adopt a policy similar to the 1994 policy. As part of this policy, the Compensation Committee intends to include a requirement that the executives generally would only be permitted to exercise the options, regardless of exercise price, if the per share fair market value of the Common Stock was equal to a price which represented a premium to the option exercise price. The option exercise price will be the fair market value of the Common Stock on the date of grant.

     The Compensation Committee intends that the application of these principles will result in total executive compensation and capital accumulation potential above competitive levels for superior stockholder returns and below competitive levels for average or lesser returns.

     There are three components to the Company's executive compensation packages: base salary, annual cash incentives and stock compensation. Each of these components is discussed in detail below.

BASE SALARY

     Base salaries are established under the Agreements for each person within the executive group. Factors considered in establishing salaries include the responsibilities of the position, compensation of executives in companies of similar size or in the same industry and external market conditions.

ANNUAL CASH INCENTIVES

     Annual cash incentive awards are based entirely on quantitative objectives tied to the Company's financial performance. Executives can earn bonuses based upon the Company's performance as measured against pre-determined financial objectives for the fiscal year. Performance is measured by comparing Company net earnings to targeted levels as established in the Company's business plan and approved by the Compensation Committee for the fiscal year. The ratio of net earnings to targeted levels is multiplied by each individual's bonus maximum to determine the annual bonus payout for each period. Each individual's bonus maximum is provided in his Agreement. The amounts of each individual's maximum bonus were determined considering the impact on overhead as a percentage of sales, the responsibility of each position and the compensation level required to provide a competitive employee compensation package. The annual bonus component of compensation enables the Company to adjust payouts to executives based on Company performances with only modest adjustments to base salaries. During Fiscal 1997, the Company's executive officers earned annual cash incentive awards pursuant to this policy, all of which are summarized in column
(d) of the Executive Compensation Table.

STOCK COMPENSATION

     The key component to the Compensation Committee's strategy is to make stock incentives, which consist primarily of awards of restricted stock and stock options, a significant portion of the executives' compensation package. Stock incentives may be awarded pursuant to the following plans:

INCENTIVE COMPENSATION PLAN

     The Company has an Incentive Compensation Plan pursuant to which the Board is authorized to grant certain executive officers of the Company shares of Common Stock or cash following the end of each fiscal year. The grants are awarded pursuant to a formula which is based on the financial performance of the Company and its subsidiaries over a three year period of time. Awards under the Incentive Compensation Plan require a minimum average earnings growth for the most recent three year period of time, as determined by the Compensation Committee. Using a three year measurement period for financial performance enables the Company to provide incentives to executives for implementing and executing strategies essential to long-term success. During Fiscal 1997, the Company's executive officers earned a payout under the Incentive Compensation Plan as the Company achieved the minimum average earnings growth for the most recent three year period of time, as determined by the Compensation Committee. Such payouts are summarized in column (h) of the Executive Compensation Table.

INCENTIVE STOCK PLAN

     Awards under the Plan include:

         1. Stock Options: Stock options granted under the Plan vest over a four year period and expire 10 years from the date of grant. Pursuant to a policy adopted by the Compensation Committee (discussed above), recipients of certain stock options are only permitted to exercise the options, regardless of exercise price, if the per share fair market value of the Common Stock is equal to at least $16.53. During Fiscal 1997, no stock options were granted to any of the named executive officers.

         2. Restricted Stock: The Plan permits the grant of shares of restricted stock which vest over a five year period. The issuance of restricted stock is intended to encourage holders of stock options to purchase and retain shares issued pursuant to stock option exercises by allowing holders of stock options to cover the exercise price and taxes associated with the exercise of stock options by selling shares of restricted stock to the Company. During Fiscal 1997, no restricted stock was issued to any of the individuals who participate in the Plan.

     In determining the amount of future stock incentives to be awarded to an executive, the Compensation Committee will, in addition to other factors, consider previous awards, whether the executive has exercised, to the extent possible, options previously awarded and whether the shares of the Company's Common Stock acquired thereby or shares of restricted stock previously awarded have been retained by the executive. By linking the executives' compensation and net worth to the value of the Company's Common Stock, the Compensation Committee seeks to focus the attention of the executives on the Board's overall objective of building long-term stockholder value.

                    COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Lund received total compensation amounting to $391,420 in Fiscal 1997. His Fiscal 1997 compensation included a 13.7% increase in base salary over Fiscal 1996. He earned an annual bonus in Fiscal 1997 that was comparable with Fiscal 1996, as the Company's net earnings met similar performance criteria as described under 'Annual Cash Incentives' above. Mr. Lund earned an Incentive Compensation Plan payout in Fiscal 1997 as the Company did achieve the minimum average annual earnings growth financial objective for the three year period as provided for under that plan (as described more fully above). The Compensation Committee considers Mr. Lund's compensation to be in line with industry and market size standards and to be consistent with Company performance objectives.

     This report was presented to and approved by the Board.

    Don H. Alexander
    Robert D. Freeland
    Thomas A. McDonnell
    Richard C. Green, Jr.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPHS FOR
                            BHA GROUP HOLDINGS, INC.

     The following graph reflects a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of an initial $100 investment on September 30, 1992 in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the First Analysis Environmental Index. The comparisons in this table are required by the Securities and Exchange Commission. The stock price performance shown on the graph is not intended to forecast or be indicative of future price performance.

                            CUMULATIVE TOTAL RETURN
                                   [GRAPH]


                                                         INDEXED RETURNS
                                                           Years Ending
                              Base
                             Period
Company/Index                 Sep 92    Sep 93     Sep 94     Sep 95   Sept 96   Sep 97
---------------------------------------------------------------------------------------
BHA GROUP HOLDINGS INC         100       92.23      86.63      90.79   108.22    142.59
S&P 500 INDEX                  100      113.00     117.17     152.02   182.93    256.92
FIRST ANALYSIS ENVIRONMENTAL   100       95.11      95.83     106.75   118.38    148.13

                COMPARISON OF LONG-TERM CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPHS FOR
                            BHA GROUP HOLDINGS, INC.

     The following graph reflects a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of an initial $100 investment on November 30, 1986 (which corresponds to the month in which the Company's stock first traded) in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the First Analysis Environmental Index. The stock price performance shown on the graph is not intended to forecast or be indicative of future price performance.




                            CUMULATIVE TOTAL RETURN
                                   [GRAPH]



                                                              INDEXED RETURNS
                        Base                                    Years Ending
                       Period
Company/Index          Nov 86  Sep 87  Sept 88    Sept 89   Sep 90   Sep 91   Sept 92   Sep 93   Sep 94   Sep 95   Sep 96  Sept 97
----------------------------------------------------------------------------------------------------------------------------------
BHA GROUP HOLDINGS INC  100   207.41    266.70     625.05   658.38   475.04   508.36   468.87   440.38   461.56   550.16   724.00
S&P 500 INDEX           100   133.07    116.61     155.09   140.76   184.63   205.03   231.69   240.23   311.68   375.06   526.76
FIRST ANALYSIS
  ENVIRONMENTAL         100   145.94    128.83     180.30   157.09   183.84   166.41   158.28   159.47   177.65   197.01   246.51

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of December 31, 1997, the Company had outstanding and entitled to vote 6,517,200 shares of Common Stock. As of December 31, 1997, the trustee of the ESOP was the registered holder of 376,823 shares of Common Stock, 358,900 of which have vested in participant accounts. Participants in the ESOP are entitled to vote both the vested and unvested shares which are in their account.

     The following table sets forth, as of December 31, 1997, certain information with respect to (a) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock, (b) each of the directors and nominees for director of the Company, (c) each of the executive officers named in the Summary Compensation Table, and (d) all directors and executive officers of the Company as a group:

                      NAME AND ADDRESS                             AMOUNT AND NATURE          PERCENT OF
                    OF BENEFICIAL OWNER                        OF BENEFICIAL OWNERSHIP(1)    COMMON STOCK
------------------------------------------------------------   --------------------------    ------------
Merrill Lynch Asset Management .............................              629,689                  9.7%
  800 Grudders Mill Road
  Plainsboro, NJ 08536
T. Rowe Price Associates ...................................              575,894                  8.8%
  100 East Pratt Street
  Baltimore, Maryland 21202
Lamson Rheinfrank, Jr.  ....................................              444,272(2)               6.8%
  BHA Group Holdings, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133
Royce & Associates, Inc.  ..................................              374,391                  5.7%
  1414 Avenue of the Americas
  New York, New York 10019
Robert Fleming, Inc.  ......................................              361,549                  5.5%
  1285 Avenue of the Americas
  New York, New York 10019
Prudential Ins. Co. of America .............................              354,738                  5.4%
  100 Mulberry Street
  Newark, NJ 07102
James E. Lund ..............................................              220,719(3)               3.4%
  BHA Group Holdings, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133
James J. Thome .............................................              173,915(4)               2.7%
  BHA Group Holdings, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133
Michael T. Zak .............................................              135,604(5)               2.1%
  BHA Group Holdings, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133
Robert D. Freeland .........................................               86,929(6)               1.3%
  Havens Steel Company
  7219 East 17th Street
  Kansas City, Missouri 64126
James C. Shay ..............................................               27,791(7)             *
  BHA Group Holdings, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133
Don H. Alexander ...........................................               21,211(8)             *
  Alexander & Associates, Inc.
  408 Miami
  Kansas City, KS 66105

                                                  (table continued on next page)

(table continued from previous page)

                      NAME AND ADDRESS                             AMOUNT AND NATURE          PERCENT OF
                    OF BENEFICIAL OWNER                        OF BENEFICIAL OWNERSHIP(1)    COMMON STOCK
------------------------------------------------------------   --------------------------    ------------
Thomas A. McDonnell ........................................               20,357(9)             *
  DST Systems, Inc.
  333 W. 11th Street, Fifth Floor
  Kansas City, Missouri 64105
Richard C. Green ...........................................                8,441(10)            *
  UtiliCorp United, Inc.
  MSC 2-283
  20 West 9th Street
  Kansas City, Missouri 64105
All directors and executive officers as a group (9
  people)...................................................            1,139,239                 17.5%

------------

*   Less than 1%

 (1) All information is as of December 31, 1997 and was determined in accordance with Rule 13d-3 under the Exchange Act, based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power.

 (2) Consists of 27,029 shares of Common Stock held of record by Mr. Rheinfrank, 146,785 shares of Common Stock held by irrevocable family trusts of which Mr. Rheinfrank is the co-trustee, 6,364 shares of Common Stock held by his daughters (as to which shares he disclaims any beneficial interest), 29,537 shares of Common Stock owned by Mr. Rheinfrank's wife (as to which shares he disclaims any beneficial interest), 22,000 shares of Common Stock in the Rheinfrank Foundation, 170,500 shares of Common Stock in the Rheinfrank Family Limited Partnership, options to purchase 36,300 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1997, 1,825 shares of restricted stock, and 3,932 shares of Common Stock held of record by the trustee of the ESOP for Mr. Rheinfrank who is entitled to vote such shares by virtue of the allocation under the ESOP.

 (3) Consists of 25,894 shares of Common Stock held of record by Mr. Lund, 7,320 shares of Common Stock owned by Mr. Lund's wife (as to which shares he disclaims any beneficial interest), options to purchase 164,258 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1997, 11,459 shares of restricted stock, and 11,788 shares of Common Stock held of record by the trustee of the ESOP for Mr. Lund who is entitled to vote such shares by virtue of the allocation under the ESOP.

 (4) Consists of 20,819 shares of Common Stock held of record by Mr. Thome, options to purchase 134,310 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1997, 8,696 shares of restricted stock, and 10,090 shares of Common Stock held of record by the trustee of the ESOP for Mr. Thome who is entitled to vote such shares by virtue of the allocation under the ESOP.

 (5) Consists of 24,663 shares of Common Stock held of record by Mr. Zak and his wife, 3,630 shares of Common Stock held by his children which shares he disclaims any beneficial interest, options to purchase 90,750 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1997, 5,540 shares of restricted stock, and 11,021 shares of Common Stock held of record by the trustee of the ESOP for Mr. Zak who is entitled to vote such shares by virtue of the allocation under the ESOP.

 (6) Consists of 1,562 shares of Common Stock held of record by Mr. Freeland, options to purchase 6,806 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1997 and 78,561 shares of Common Stock held of record by Havens Steel Company,

                                              (footnotes continued on next page)

(footnotes continued from previous page) with whom Mr. Freeland shares investment power through his position as Chairman of the Board of that Company, but as to which Mr. Freeland disclaims any beneficial interest.

 (7) Consists of 2,461 shares of Common Stock held of record by Mr. Shay, options to purchase 23,595 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1997, 669 shares of restricted stock, and 1,066 shares of Common Stock held of record by the trustee of the ESOP for Mr. Shay who is entitled to vote such shares by virtue of the allocation under the ESOP.

 (8) Consists of 21,221 shares of Common Stock held of record by Mr. Alexander.

 (9) Consists of 13,551 shares of Common Stock held of record by Mr. McDonnell and options to purchase 6,806 shares under the Plan which are exercisable within 60 days of December 31, 1997.

(10) Consists of 8,441 shares of Common Stock held of record by Mr. Green.

        PROPOSAL TO AMEND AND RESTATE THE COMPANY'S INCENTIVE STOCK PLAN
                                (PROPOSAL NO. 2)

GENERAL

     The stockholders are being asked to approve an amended and restated Incentive Stock Plan (the 'Restated Plan') which will (i) increase the number of shares of Common Stock available for issuance under the existing Incentive Stock Plan (the 'Current Plan') by 580,000 shares from 1,479,733 shares (which represents 1,280,000 shares approved in connection with the February 1995 amendment to the Current Plan as adjusted for 10% stock dividends in each of Fiscal 1996 and Fiscal 1997) to an aggregate of 2,059,733 shares, (ii) expand the types of incentive awards the Board may grant to include stock appreciation rights, dividends equivalent rights, stock awards, and other awards that are valued in whole or in part by reference to, or are otherwise based on, the Common Stock, (iii) eliminate the limit on the number of shares of Common Stock available for issuance under the Current Plan that may be allocated to any particular type of incentive award and permit the Board to allocate shares of Common Stock available for grants of incentive awards under the Restated Plan as the Board deems appropriate, (iv) afford the Board additional flexibility in determining the specific terms of each incentive award grant, and (v) extend the expiration date of the Current Plan from August 9, 2004 to February 23, 2008. If the Restated Plan is approved, the Restated Plan would cover an aggregate of 2,059,733 shares of Common Stock having an aggregate market value (as of January 2, 1998) of $39,392,394 and after taking into account those awards previously granted, 659,776 shares having an aggregate market value (as of January 2, 1998) of $12,618,216 would be available for future issuance.

TERMS OF THE PROPOSED PLAN AMENDMENT

     ADMINISTRATION OF THE PLAN. Under the Current Plan, the Compensation Committee has the authority, subject to the provisions of the Current Plan, to determine to whom options and/or restricted stock may be granted and the terms and conditions of those awards, to interpret and determine all questions of policy with respect the Current Plan, to adopt rules and regulations relating thereto, to prescribe the form of agreements or other instruments evidencing any award under the Current Plan and to take any and all other actions deemed necessary or advisable for the administration of the Current Plan. Under the Restated Plan, the Board would have the right to retain or reclaim all or a portion of the administration of the Restated Plan. Unlike the Current Plan, the Restated Plan would require the Compensation Committee to consist solely of two or more members of the Board who are 'disinterested persons' within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934 and are 'outside directors' for purposes of Code Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the 'Code').

     MODIFICATION OF EXISTING AWARDS AND RIGHT OF ELECTION. The Current Plan permits the Compensation Committee to grant stock options and restricted stock awards and permits non-employee directors to elect the method of payment of their fees. The specific provisions regarding those types of awards and right of election would be modified as follows:

          Non-Qualified and Incentive Stock Options. The Current Plan permits the grant of incentive stock options ('ISOs') (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code')) or non tax-qualified stock options (i.e., stock options which are not ISOs) to employees and officers of the Company and its subsidiaries and to directors of the Company and its subsidiaries who are not members of the Compensation Committee. The Restated Plan would broaden the class of persons eligible to receive stock options by expanding the definition of 'subsidiary' to include non-corporate entities and by also permitting the grant of stock options to directors who are members of the Compensation Committee and to consultants.

          Under the Restated Plan, the exercise price of an awarded option would continue to be set by the Compensation Committee and stated in an option agreement between the Company and the recipient of the option. The Restated Plan would also continue to provide that no option would have an exercise price of less than 100% of fair market value of the underlying shares on the date of grant. The Restated Plan, however, would eliminate maximum terms for stock options, specific provisions regarding termination of stock options upon death, incompetency or termination of employment, and specific conditions for the exercise of stock options. Under the Restated Plan, the Compensation Committee would have the authority to determine such terms.

          The Restated Plan, like the Current Plan, would permit the exercise price to be paid in cash or by delivery of the Company's Common Stock. In addition, the Restated Plan would permit the exercise price to be paid pursuant to a broker-assisted 'cashless exercise' program if established by the Company. Such a program would enable an optionee to finance through an independent broker the exercise of his or her option and then either sell the shares of Common Stock underlying the option or hold them in an account with the broker who financed the exercise of such option. The Restated Plan, unlike the Current Plan, would not specifically permit the optionee to pay the purchase price by promissory note but would permit payment by such methods as the Compensation Committee may deem appropriate.

          Finally, unlike the Current Plan which contains no limitation on the number of shares of Common Stock that may be issued to any single plan participant, the Restated Plan would limit the maximum number of shares of Common Stock that may be issued to any single participant pursuant to options under the Restated Plan in any single plan (i.e., calendar) year to 100,000.

          Restricted Stock. The Restated Plan, like the Current Plan, would permit the Compensation Committee to award restricted stock to employees, officers, directors and consultants of the Company and its subsidiaries. In addition, the Restated Plan would eliminate the Current Plan's prohibition on the award of restricted stock to members of the Compensation Committee. Under both the Current Plan and the Restated Plan, the restricted stock would be subject to forfeiture until certain restrictions, terms and conditions lapse or are fulfilled, as the case may be. The Current Plan contains certain specified restrictions and conditions. The Restated Plan would eliminate those specified restrictions and conditions and provide instead that the restricted stock will be subject to forfeiture until such restrictions, terms and conditions as the Compensation Committee determines are fulfilled.

          Award in lieu of Compensation Election. The Current Plan provides that each non-employee director may elect to receive all of the fees payable to the director in shares of Common Stock and that once made, such election continues unless terminated in writing. The Restated Plan would permit the Compensation Committee to grant a director, officer or employee the right to elect to exchange annual retainers, fees or compensation for awards (such as stock option, restricted stock or stock awards) under the Restated Plan and would eliminate specific provisions regarding continuation of election, calculation of the number of shares of Common Stock to be delivered in payment of fees and issuance of stock certificates.

     ADDITIONAL TYPES OF AWARDS. The Restated Plan would permit the Compensation Committee to grant the following additional types of discretionary awards that are not contained in the Current Plan:

          Stock Appreciation Rights. The Restated Plan would permit the Compensation Committee to award stock appreciation rights ('SARs'), which may or may not be granted together with options. Generally SARs permit the holder thereof to receive an amount (in cash or Common Stock) equal to the number shares of Common Stock with respect to which SARs are exercised multiplied by the excess of the fair market value of the Common Stock on the exercise date over the exercise price or other price specified in the award agreement.

          Dividend Equivalent Award. The Restated Plan would permit the Compensation Committee to grant an award that represents the right to receive a dividend or its equivalent with respect to any new or previously existing award, which will entitle the recipient to receive at the time of settlement an amount equal to the actual dividends paid on the Common Stock delivered to the recipient. This type of award may be paid in the form of Common Stock, cash or a combination of both.

          Stock Award. The Restated Plan would permit the Compensation Committee to grant an award of Common Stock. Such grant may be on a contingent basis.

          Other Stock Based Awards. The Restated Plan would permit the Compensation Committee to grant other Common Stock based awards that are related to or serve a function similar to the awards described above.

     VESTING OF AWARDS. The Restated Plan would provide the Compensation Committee with additional administrative flexibility by permitting the Compensation Committee to determine the time at which any award becomes exercisable and/or vested. The Restated Plan also permits the Compensation Committee to accelerate the exercisability and/or vesting of any award.

     ADJUSTMENT UPON CHANGES IN CAPITALIZATION. The Restated Plan would give the Compensation Committee additional flexibility by permitting the Compensation Committee to make any changes it deems necessary or desirable to preserve the intended benefits of the Restated Plan for the Company and the plan participants in the event of any reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

     AMENDMENTS TO THE RESTATED PLAN. The Restated Plan would eliminate the Current Plan's restriction on the Board's ability to modify or amend the plan in any way that would change the class of persons eligible to receive awards.

PARTICIPANTS IN THE RESTATED PLAN

     If the Restated Plan is adopted, approximately 70 people, consisting of four directors who are not executive officers, six executive officers (including four directors who are executive officers), and 60 employees who are not executive officers, will be eligible to participate in all aspects of the plan.

REASONS FOR THE PROPOSED AMENDMENTS

     The Company believes that the most effective approach to promoting the financial success of the Company is to align the stockholders' and the executives' interests. The Compensation Committee concluded that this alignment is best accomplished through a compensation strategy emphasizing long-term stock ownership. As a result, the executive compensation program was implemented to increase the proportion of long-term compensation tied to increases in the Company's earnings, financial position and appreciation in stockholder value. The Compensation Committee believes that while the Company should provide an opportunity for its executives to acquire significant equity in the Company, realization of the benefits of this opportunity should generally occur only after the stockholders have benefited from an increase in the value of their investment. For this reason, in Fiscal 1994 the Compensation Committee adopted the policy that recipients of stock options awarded after February 1994 would be generally permitted to exercise the options, regardless of exercise price, only if the per share fair market value of the Common Stock was equal to at least $20.00. The original $20.00 has since been adjusted to $16.53 to give effect to the 10% stock dividends on the Company's stock which were distributed in fiscal 1997 and 1996. Since the Compensation Committee adopted its policy in 1994, 312,000 options have been granted at a weighted average exercise price of $10.59 per share. At September 30, 1997, these

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

option grants had met the $16.53 per share requirement as the per share closing price of the Company's stock was $17.25. The Compensation Committee believes that the policy adopted in 1994 has met its objective, which is reflected in the appreciation in the per share stock price of the Company's Common Stock. On future option grants to executives, the Compensation Committee intends to adopt a policy similar to the 1994 policy. As part of this policy, the Compensation Committee intends to include a requirement that the executives generally would only be permitted to exercise the options, regardless of exercise price, if the per share fair market value of the Common Stock was equal to a price which represented a premium to the option exercise price, the option exercise price being the fair market value of the Common Stock on the date of grant.

     As of January 2, 1998, of the 1,479,733 shares of Common Stock then issuable under the Current Plan, options to purchase 341,348 shares of Common Stock had been exercised and an aggregate of 71,935 shares had been distributed as restricted stock awards, payments in lieu of cash compensation for outside directors' fees and Incentive Compensation Plan awards. There are presently 986,674 issued and outstanding options and 79,776 shares available for issuance under the Current Plan. The Board has determined that the number of shares of Common Stock available for future issuance pursuant to options must be increased if the Plan is to constitute a meaningful program by which the Company may continue to align the stockholders' and executives' interests and to attract and retain desirable key personnel. Accordingly, the Board, subject to stockholder approval at the Annual Meeting, has approved an increase in the number of shares of Common Stock available for issuance under the Restated Plan to 2,059,733 shares. The increase of 580,000 shares was determined as a minimum three year requirement for option awards and represents three percent of the current outstanding number of shares of Common Stock multiplied by three years. The Compensation Committee intends to grant options to individuals as part of an overall compensation strategy intended to balance both long- and short-term objectives. The amount to be granted to each individual will take in account (i) the long-term incentive requirements of the individual's position and (ii) whether the individual has exercised options and held shares of the Company's stock. The Compensation Committee intends to maintain a sizeable reserve of approved but unissued stock options to enable to Company to attract new and retain existing personnel.

     In addition to increasing the number of shares of Common Stock available for issuance for grants of incentive awards, the Board believes that it is necessary to maintain flexibility in structuring long-term stock ownership and incentive compensation. The stockholders are being asked to approve the Restated Plan to expand the types of incentive awards that the Compensation Committee may grant to include stock appreciation rights, dividends equivalent rights, stock awards, and other awards that are valued in whole or in part by reference to, or are otherwise based on, the Common Stock, eliminate the limit on the number of shares of Common Stock available for issuance under the Current Plan that may be allocated to any particular type of incentive award and permit the Board to allocate shares of Common Stock available for issuance under the Restated Plan to incentive awards as the Board deems appropriate, and allow the Compensation Committee to determine the specific terms of each incentive award grant. These changes will provide the Compensation Committee with more flexibility in granting incentive awards.

     Finally, under its current terms, the Current Plan would terminate on August 9, 2004. The Board has determined that the Plan has succeeded in attracting and retaining desirable key personnel and should be extended until February 23, 2008, subject to stockholder approval at the Annual Meeting.

FEDERAL INCOME TAX CONSEQUENCES

     The following summary generally describes the principal federal (and not state and local) income tax consequences of awards granted under the Restated Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Company. The provisions of the Code and the regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances. This discussion is based on the Code as currently in effect.

     The Restated Plan is not subject to any of the requirements of the Employee Retirement Income Security Act (ERISA), nor is it qualified under Section 401(a) of the Code.

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

     Non-Qualified Stock Options. If a non-qualified stock option is granted in accordance with the terms of the Restated Plan, no income will be recognized by the recipient at the time the non-qualified stock option is granted. On exercise of a non-qualified stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the purchase price of such shares will generally be taxable to the holder as ordinary income, and will be deductible for tax purposes by the Company (or one of its subsidiaries) in the year in which the holder recognizes the ordinary income. The disposition of shares acquired upon exercise of a non-qualified stock option will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between the amount realized on such disposition and the sum of the purchase price and the amount of ordinary income recognized in connection with the exercise of the non-qualified stock option.

     Incentive Stock Options. If an ISO is granted in accordance with the terms of the Restated Plan, no income will be recognized by the recipient at the time the ISO is granted. On exercise of an ISO, the holder will generally not recognize any income and the Company (or one of its subsidiaries) will generally not be entitled to a deduction for tax purposes. However, the difference between the purchase price and the fair market value of the shares received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income, which may subject the holder to the alternative minimum tax. If the shares acquired upon exercise of the ISO are not disposed of within two years after the date of the grant of the ISO or within one year after the date of exercise of the ISO, any profit realized upon the disposition of such shares will be taxed as long-term capital gains. However, if the holder disposes of shares acquired upon exercise of an ISO within two years after the date of grant or within one year after the date of exercise (a 'disqualifying disposition'), the holder will generally recognize ordinary income, and the Company (or one of its subsidiaries) will generally be entitled to a deduction for tax purposes, in the amount of the excess of the fair market value of the Common Stock on the date the ISO is so exercised over the purchase price (or the gain on sale, if less). Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the ISO will ordinarily constitute long-term or short-term capital gain (depending on the applicable holding period).

     Stock Appreciation Rights. The amount of any cash (or the fair market value of any Common Stock) received upon the exercise of SARs under the Restated Plan will be includible in the holder's ordinary income and the Company (or one of its subsidiaries) will be entitled to a deduction for such amount.

     Restricted Stock. If restricted stock is awarded in accordance with the terms of the Restated Plan, no income will be recognized by such recipient at the time the award is made. Generally, a recipient of restricted stock will be required to recognize as ordinary income the fair market value of such restricted stock upon the lapse of the forfeiture provisions applicable thereto, less any amount paid therefor. The recipient may, however, elect to recognize as ordinary income at the time the restricted stock is first awarded the fair market value of such restricted stock at the time of receipt, less any amount paid therefor. Absent the making of the election referred to in the preceding sentence, any cash dividends or other distributions paid with respect to restricted stock prior to lapse of the applicable restriction will be recognized by the recipient as ordinary income at the time of receipt. In each case, the Company (or one of its subsidiaries) will be entitled to a deduction in the same amount as the recipient recognizes compensation income.

     Non-Employee Directors' Stock. A non-employee director who elects to receive payment of his director fees in the form of stock will recognize ordinary income upon the receipt of such stock equal to its fair market value and the Company will be entitled to a deduction in the same amount.

BENEFITS TO BE RECEIVED UNDER THE RESTATED PLAN

     The Compensation Committee and the Board have not yet determined the benefits or amounts that will be allocated under the Restated Plan. The Compensation Committee and Board expect to receive a management proposal regarding incentive awards prior to their respective February 24, 1998 meetings and to evaluate the proposal at those meetings.

VOTE REQUIRED

     Approval of the Proposed Plan Amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. THE BOARD RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT AND IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THE AMENDMENT TO THE PLAN UNLESS OTHERWISE SPECIFIED IN SUCH PROXY.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                (PROPOSAL NO. 3)

     KPMG Peat Marwick LLP is the accounting firm which examined and reported on the Company's financial statements for Fiscal 1997. KPMG Peat Marwick LLP has been selected by the Board to serve as the Company's accounting firm for Fiscal 1998. Representatives of KPMG Peat Marwick LLP are expected to attend the Annual Meeting. The representatives of KPMG Peat Marwick LLP will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The Board is seeking stockholder approval of its selection of KPMG Peat Marwick LLP. Stockholder approval requires the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Annual Meeting. THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AND IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP UNLESS OTHERWISE SPECIFIED IN SUCH PROXY. If stockholders do not ratify the appointment of KPMG Peat Marwick LLP as the auditors of the Company for Fiscal 1998 at the Annual Meeting, the Board, on recommendation of its Audit Committee, may reconsider the selection.

                TIME FOR SUBMISSION OF PROPOSAL OF STOCKHOLDERS

     Any stockholder who intends to present a proposal for action at the Company's Annual Meeting of Stockholders scheduled to be held on February 23, 1999, must comply with and meet the requirements of Regulation 14a-8 of the Exchange Act. That regulation requires, among other things, that a proposal be received by the Company at its principal executive office, 8800 East 63rd Street, Kansas City, Missouri 64133, by September 17, 1998.

                           GENERAL AND OTHER MATTERS

     Management knows of no matter other than the matters described above which will be presented to the Annual Meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his or their best judgment on such matters. You are urged to sign and return your proxy to make certain your shares will be voted at the Annual Meeting.

                                          By Order of the Board of Directors
                                          JAMES C. SHAY
                                          Secretary

Kansas City, Missouri
January 15, 1998

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


                                                                Appendix 1

PROXY                      BHA GROUP HOLDINGS, INC.
               8800 East 63rd Street, Kansas City, Missouri 64133
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               ANNUAL MEETING OF STOCKHOLDERS - FEBRUARY 24, 1998

        The undersigned hereby appoints James E. Lund and James C. Shay, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of BHA Group Holdings, Inc. (the "Company") to be held on February 24, 1998, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on this proxy card. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

                                       Dated:-----------------------------, 1998

                                             -----------------------------------

                                             -----------------------------------

                                            PLEASE SIGN EXACTLY AS NAME APPEARS
                                            ABOVE. FOR JOINT ACCOUNTS, EACH
                                            JOINT OWNER MUST SIGN. PLEASE GIVE
                                            FULL TITLE IF SIGNING IN A
                                            REPRESENTATIVE CAPACITY.

                     [  ]  PLEASE CHECK IF YOU PLAN TO ATTEND THE MEETING

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

1.  ELECTION OF DIRECTORS.

        NOMINEES: Don H. Alexander, Robert D. Freeland, Richard C. Green, James E. Lund, Thomas A. McDonnell, Lamson Rheinfrank, Jr., James J. Thome and Michael T. Zak.

        [  ] FOR ALL nominees listed above.

        [  ] FOR ALL nominees listed above EXCEPT: ---------------------------.

        (INSTRUCTION: To withhold authority to vote on any individual nominee, write the name above.)

        [  ] WITHHOLD AUTHORITY to vote for all nominees listed above.

2. AMENDMENT AND RESTATEMENT OF THE COMPANY'S STOCK INCENTIVE PLAN (THE "PLAN").

        [  ] FOR the amended and restated Plan.

        [  ] AGAINST the amended and restated Plan.

        [  ] ABSTAIN

3. RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998.

        [  ] FOR the ratification of KPMG Peat Marwick LLP.

        [  ] AGAINST the ratification of KPMG Peat Marwick LLP.

        [  ] ABSTAIN

4.  ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3 LISTED ABOVE.

                                                                Appendix 2

                            BHA GROUP HOLDINGS, INC.

                    AMENDED AND RESTATED INCENTIVE STOCK PLAN

I.       PURPOSE

         The purpose of the BHA Group Holdings, Inc. Amended and Restated Incentive Stock Plan (the "Plan") is to attract and retain and provide incentives to employees, officers, directors and consultants of the Corporation, and to thereby increase overall shareholder value. The Plan generally provides for the granting of stock, stock options, stock appreciation rights, restricted shares or any combination of the foregoing to the eligible participants.

II.      DEFINITIONS

         (a) "Award" includes, without limitation, stock options (including incentive stock options within the meaning of Section 422(b) of the Code) with or without stock appreciation rights, dividend equivalent rights, stock awards, restricted share awards, or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Common Stock ("other Common Stock-based Awards"), all on a stand alone, combination or tandem basis, as described in or granted under this Plan.

         (b) "Award Agreement" means a written agreement setting forth the terms and conditions of each Award made under this Plan.

         (c) "Board" means the Board of Directors of the Corporation.

         (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         (e) "Committee" means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan the members of which shall consist solely of two or more members of the Board who are "disinterested persons" within the meaning of Rule 16b-3(b)(3) of the Exchange Act and are "outside directors" for purposes of Code
Section 162(m)(4)(C) of the Code.

         (f) "Common Stock" means the common stock, $.01 par value, of the Corporation.

         (g) "Corporation" means BHA Group Holdings, Inc., a Delaware corporation.

         (h) "Employee" means an employee of the Corporation or a Subsidiary.

         (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (j) "Fair Market Value" means the mean of the highest and lowest trading prices or of the high bid and low ask prices of the shares of Common Stock as officially reported on the relevant date (or if there were no sales on such date, on the next preceding date on which such trading or bid or ask price was recorded) by the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any such national securities exchange, the closing price as furnished by the National Association of Securities Dealers through Nasdaq or a similar organization if Nasdaq is no longer reporting such information, or, if the Common Stock is not quoted on Nasdaq, as determined in good faith by resolution of the Board (whose determination shall be conclusive), based on the best information available to it.

         (k) "Participant" means an Employee, officer, director or consultant who has been granted an Award under the Plan.

         (l) "Plan Year" means a twelve-month period beginning with January 1 of each year.

         (m) "Subsidiary" means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.

III.      ELIGIBILITY

         Any Employee, officer, director or consultant of the Corporation or Subsidiary selected by the Committee is eligible to receive an Award.

IV.      PLAN ADMINISTRATION

         (a) Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Board, or the Committee to the extent determined by the Board, shall periodically make determinations with respect to the participation of Employees, officers, directors and consultants in the Plan and, except as otherwise required by law or this Plan, the grant terms of Awards, including vesting schedules, price, restriction or option period, dividend rights, post-

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



retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Board or the Committee deems appropriate which shall be contained in an Award Agreement with respect to a Participant. In making the foregoing determinations the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Corporation's success, their record with respect to holding the Corporation's stock received upon exercise of compensatory stock options, and such other factors as the Committee, in its discretion, shall deem relevant.

         (b) The Committee shall have authority to interpret and construe the provisions of the Plan and any Award Agreement and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. No member of the Committee shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Corporation's Certificate of Incorporation, as it may be amended from time to time.

         (c) The Committee shall have the authority at any time to provide for the conditions and circumstances under which Awards shall be forfeited. The Committee shall have the authority to accelerate the vesting of any Award and the times at which any Award becomes exercisable.

V.        CAPITAL STOCK SUBJECT TO THE PROVISIONS OF THIS PLAN

         (a) The capital stock subject to the provisions of this Plan shall be shares of authorized but unissued Common Stock and shares of Common Stock held as treasury stock. Subject to adjustment in accordance with the provisions of
Section X, and subject to Section V(c) below, the total number of shares of Common Stock available for grants of Awards shall not exceed 2,059,733.

         (b) The grant of a restricted share Award shall be deemed to be equal to the maximum number of shares which may be issued under the Award. Awards payable only in cash will not reduce the number of shares available for Awards granted under the Plan.

         (c) There shall be carried forward and be available for Awards under the Plan all of the following: (i) any unused portion of the limit set forth in paragraph (a) of this Section V; (ii) shares represented by Awards which are cancelled, forfeited, surrendered, terminated, paid in cash or expire unexercised; and (iii) the excess amount of variable Awards which become fixed at less than their maximum limitations.

VI.      AWARDS UNDER THIS PLAN

         As the Board or Committee may determine, the following types of Awards and other Common Stock-based Awards may be granted under this Plan on a stand alone, combination or tandem basis:

         (a) Stock Option. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine; provided that the exercise price of any option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of the Award.

         (b) Incentive Stock Option. An Award in the form of a stock option which shall comply with the requirements of Section 422 of the Code or any successor section as it may be amended from time to time. Subject to adjustment in accordance with the provisions of Section X, the aggregate number of shares which may be subject to incentive stock option Awards under this Plan shall not exceed 2,059,733 shares, subject to Section V above. To the extent that Section 422 of the Code requires certain provisions to be set forth in a written plan, said provisions are incorporated herein by this reference.

         (c) Stock Appreciation Right. A right, which may or may not be contained in the grant of a stock option or incentive stock option, to receive in cash (or its equivalent value in Common Stock) the excess of the Fair Market Value of a share of Common Stock on the date the right is surrendered over the option exercise price or other price specified in the Award Agreement.

         (d) Restricted Shares. The issuance of Common Stock to a Participant subject to forfeiture until such restrictions, terms and conditions as the Committee may determine are fulfilled.

         (e) Dividend or Equivalent. A right to receive dividends or their equivalent in value in Common Stock, cash or in a combination of both with respect to any new or previously existing Award.

         (f) Stock Award. The issuance of Common Stock, which may be on a contingent basis, to a Participant.

         (g) Award in lieu of Compensation Election. A right given to a Director, officer or Employee to elect to exchange annual

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



retainers, fees or compensation for Awards (such as stock option, restricted shares or stock awards) under the Plan.

         (h) Other Stock-Based Awards. Other Common Stock-based Awards which are related to or serve a similar function to those Awards set forth in this Section VI(a).

VII.     AWARD AGREEMENTS

         Each Award under the Plan shall be evidenced by an Award Agreement setting forth the terms and conditions of the Award and executed by the Corporation and Participant.

VIII.    OTHER TERMS AND CONDITIONS

         (a) Assignability. Unless provided to the contrary in any Award, no Award shall be assignable or transferable except by will or by the laws of descent and distribution and during the lifetime of a Participant, the Award shall be exercisable only by such Participant.

         (b) Termination of Employment or Other Relationship. The Committee shall determine the disposition of the grant of each Award in the event of the retirement, disability, death or other termination of a Participant's employment or other relationship with the Corporation or a Subsidiary.

         (c) Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant is the holder of record. No adjustment will be made for dividends or other rights for which the record date is prior to such date.

         (d) No Obligation to Exercise. The grant of an Award shall impose no obligation upon the Participant to exercise the Award.

         (e) Payments by Participants. The Committee may determine that Awards for which a payment is due from a Participant may be payable: (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of shares of Common Stock (including restricted shares) with a Fair Market Value equal to the total payment due from the Participant; (iii) pursuant to a broker-assisted "cashless exercise" program if established by the Corporation; (iv) by a combination of the methods described in (i) through (iii) above; or (v) by such other methods as the Committee may deem appropriate.

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



         (f) Withholding. Except as otherwise provided by the Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of payments of Awards in shares of Common Stock, the Participant shall be required to pay the amount of any taxes required to be withheld prior to receipt of such stock, or alternatively, a number of shares the Fair Market Value of which equals the amount required to be withheld may be deducted from the payment.

         (g) Maximum Awards. The maximum number of shares of Common Stock that may be issued to any single Participant pursuant to options under this Plan in any single Plan Year is 100,000.

IX.      TERMINATION, MODIFICATION AND AMENDMENTS

         (a) The Plan may from time to time be terminated, modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Corporation present or represented and entitled to vote at a duly held stockholders meeting.

         (b) The Board may at any time terminate the Plan or from time to time make such modifications or amendments of the Plan as it may deem advisable; provided, however, that the Board shall not make any amendments to the Plan that would increase the number of shares of Common Stock available under the Plan without the approval of at least the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Corporation present or represented and entitled to vote at a duly held stockholders meeting.

         (c) No termination, modification or amendment of the Plan may adversely affect the rights conferred by an Award without the consent of the recipient thereof.

X.       RECAPITALIZATION

         The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the number of shares thereof covered by each outstanding Award, and the price per share thereof in each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such

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



adjustment shall be eliminated. The Committee may also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

XI.      NO RIGHT TO EMPLOYMENT

         No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in the other relationship with, the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.

XII.     GOVERNING LAW

         To the extent that federal laws do not otherwise control, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

XIII.    EFFECTIVE DATE AND TERM

         The effective date of this Plan is February 24, 1998. The Plan shall terminate on February 23, 2008. No awards shall be granted after the termination of the Plan.